Granite City Food & Brewery Ltd. Reports a 2.7% Increase in
Third Quarter Comparable Restaurant Sales

MINNEAPOLIS October 10, 2007 — Granite City Food & Brewery Ltd. (Nasdaq: GCFB) a Modern American upscale casual restaurant chain reported continuing strong restaurant sales trends for the third quarter ended September 25, 2007.

Comparable restaurant sales increased 2.7% for the thirteen weeks ended September 25, 2007. Third quarter sales increased 30.3% to $19.6 million compared to $15.0 million for the third quarter of 2006.

“We are pleased with the strong sales in the third quarter of 2007 especially considering the continued difficult operating environment for casual restaurants,” commented Steve Wagenheim, Granite City’s CEO. “We are particularly pleased with the 4.1% increase in comparable restaurant sales during September which historically has been a challenging month.”

Granite City plans on opening five additional restaurants during the fourth quarter starting with Rogers, Arkansas next week and East Peoria, Illinois at the end of this month.

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 19 restaurants in 9 Midwestern states. The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions. The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for great dining experiences. Granite City opened its first restaurant in 1999 and is expanding from its Midwestern base. Additional information about Granite City Food & Brewery can be found at the company’s website (www.gcfb.net).

Contact:	Peter Hausback Chief Financial Officer

(952) 215-0660